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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified In Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. ORTELIUS ADVISORS GP I, LLC PETER DESORCY STEVEN J. INSOFT PAULA J. POSKON FRANK J. SMALL IVONA SMITH STEVEN L. VICK LORI B. WITTMAN
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Ortelius Advisors, L.P., a Delaware limited partnership, together with the other participants named herein (“Ortelius”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Ortelius’ slate of highly qualified director candidates at the 2025 annual meeting of stockholders of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

On April 24, 2025, Ortelius issued the following letter to the Company’s stockholders:

Ortelius Outlines Pathways to Build and Unlock Sustainable Long-Term Value for Brookdale Senior Living Inc. Stockholders

Issues Letter to Stockholders that Identifies Multiple Paths to Value Creation for Brookdale

Departure of Long Time CEO Cindy Baier in the Face of Ortelius’ Campaign Just the First Step in Holding Board Accountable

We Believe Ortelius’ Nominees have the Skills and Experience Necessary to Oversee the Execution of Its Strategic Plan to Drive Real Change for Stockholders

NEW YORK, April 24, 2025--Ortelius Advisors, L.P. today issued the following open letter to fellow stockholders of Brookdale Senior Living Inc. (NYSE: BKD). The full text of the letter follows:

April 24, 2025

Fellow Brookdale Senior Living Stockholders,

Over the past seven years, investors in Brookdale Senior Living Inc. (“Brookdale” or the “Company”) have witnessed the massive destruction of stockholder value, spearheaded by the Company’s Board of Directors (the “Board”), and a management team led by former CEO Lucinda (“Cindy”) Baier, whom the Board supported and defended. During that period:

▪	Brookdale’s stock price dropped 39%, and underperformed benchmarks by 165 percentage points[1]

1 Bloomberg as of February 21, 2025. Stock price change represents the change from February 21, 2018 to February 21, 2025. Returns are adjusted for dividends. See Ortelius Advisors, L.P. Letter to Stockholders, March 5, 2025 for benchmark performance figures.

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▪	The Company’s occupancy rate dropped from 85.2% to 79.4%[2], versus 88.8% to 87.2%[3] for the senior housing industry
▪	Annual net operating income margins fell from 32.5% to 26.8%[4]
▪	Average annual adjusted EBITDA margins declined from 14.8% in 2011 - 2017, to 9.4% in 2018 - 2024[5]
▪	Cumulative free cash flow imploded from $304 million in 2011 - 2017, to negative $660 million in 2018 - 2024[6]
▪	Brookdale’s tangible book value per share plunged 83%, from $5.49 to $0.93[7]

Consequently, Ortelius Advisors, L.P. (“Ortelius” or “we”) nominated six highly qualified, independent director candidates for election to the Board at the Company’s 2025 Annual Meeting of Stockholders to effect meaningful change, and hold the Board and management team accountable for Brookdale’s dismal results.

The Board reacted by hastily announcing a transition plan for the Company’s CEO, including the formation of a CEO Search Committee led by Denise W. Warren, who has served on the Board for most of the former CEO’s tenure, and a review of “potential governance enhancements”. Following years of defending Brookdale’s CEO, despite the Company’s abysmal performance, and acting only after our launch of a director election contest, we believe that the Board’s actions are “too little, too late”. Brookdale stockholders deserve more and better, and Ortelius remains committed to holding each of the Company’s directors responsible, providing viable paths to reversing Brookdale’s decline, and maximizing long-term stockholder value.

MAXIMIZE STOCKHOLDER VALUE

Ortelius targets holding companies, or conglomerates with disparate business segments, whose “sum-of-the-parts” is worth significantly more than the current market price, and invests in businesses whose asset values and free cash flows are materially underappreciated in the marketplace.

2 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017. Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024. Senior housing occupancy per Brookdale.

3 National Investment Center for Senior Housing and Care (NIC), NIC MAP Vision. Overall senior housing combines majority IL and majority AL properties. Data for the Market Fundamentals is representative of the top 31 primary metropolitan markets.

4 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2017. Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024. Figures are segment operating margin for all segments.

5 Brookdale Senior Living Inc., 10-K filings, 2011 to 2024.

6 Free cash flow is defined as operating cash flow minus capital expenditures. Operating cash flow is net cash provided by operating activities per 10-K filings. Cumulative free cash flow is the sum of annual free cash flows for the period noted.

7 Tangible book value per share as of December 31, 2017 and December 31, 2024. Calculations use basic shares outstanding as of February 20, 2018 and February 17, 2025. Tangible book value is defined as total assets minus goodwill minus total liabilities. Tangible book value per share is defined as tangible book value divided by basic shares outstanding.

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Regarding the Company, we strongly believe that there are multiple ways to win, and many paths to building and unlocking intrinsic value over the near- and long-term, including:

▪	monetizing the underperforming owned properties
▪	improving Brookdale’s financials
▪	reducing mortgage debt
▪	eliminating the leased portfolio
▪	unlocking the value of the real estate
▪	reviewing strategic alternatives
▪	installing a new management team; and
▪	refreshing the Board

Brookdale’s “parts” comprise the following8:

▪	353 owned properties, the (“PropCo”)
▪	266 leased facilities, the (“LeaseCo”)
▪	406 of the 619 communities, or 66% of the owned and leased portfolios, reported occupancy rates of greater than 75%, the (“GoodCo”)
▪	213 of the 619 communities, or 34% of the owned and leased portfolios, reported occupancy rates of less than 75%, the (“BadCo”)

MONETIZE UNDERPERFORMING OWNED PROPERTIES

A newly installed Board, supported by the owners of the Company, should immediately begin to evaluate the monetization of the BadCo owned properties. Per the JLL Seniors Housing and Care Investor Survey and Outlook, 4Q 2024 rolling four-quarter seniors housing transaction dollar volume in the U.S. was in excess of $10 billion, demonstrating abundant deal flow. Over the last 10 years, annual transaction dollar volume peaked at $14 billion in 2015, bottomed out at $6 billion in 2020, and averaged in excess of $9 billion.9

The remaining GoodCo owned properties would yield higher occupancy rates, rents, NOI, NOI margins, adjusted funds from operations, free cash flow, and valuations; and lower capitalization rates and loan-to-value ratios. Additionally, Brookdale would gain pricing power, enjoy operating leverage, eliminate BadCo PropCo capital expenditures, and rationalize costs for the smaller footprint, further improving financial performance.

8 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024. Figures represent property count as reported by the Company.

9 Jones Lang LaSalle Incorporated (JLL), Seniors Housing and Care Investor Survey and Trends Outlook, Spring 2025.

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REDUCE MORTGAGE DEBT

Brookdale should use the proceeds from monetizing the BadCo owned properties to pay down mortgage debt, which would improve credit quality, and lower loan-to-value ratios and borrowing costs.

ELIMINATE LEASED PORTFOLIO

The Company should also eliminate its poorly performing LeaseCo. The leased portfolio average annual adjusted EBITDA margin was a meager 1.0% in 2018 through 202410, and highly dilutive, and pro-forma free cash flow generation is questionable.

Driven by rising senior housing expectations, landlords are increasingly converting triple-net leases to RIDEA (REIT Investment Diversification and Empowerment Act of 2007), which exploits NOI growth rates in excess of 3% rent increases, improves financial performance, and boosts stockholder value.

In particular, Ventas, Inc. (“Ventas”) and Welltower Inc. (“Welltower”), accounting for roughly 75% of Brookdale’s leased facilities, have significant and growing exposure, representing approximately 70% of their revenues and 45% of their net operating income. Ventas’ RIDEA bucket comprises 629 properties, and Welltower’s senior housing operating portfolio owns 1,232 communities.11

On the 2Q 2024 Ventas earnings call, Mizuho analyst Vikram Malhotra asked:

“Could you just give us an update on the Brookdale leases that come due next year? Just what the metrics are in terms of coverage or just latest thoughts on what you might do there?”

J. Justin Hutchens, Ventas Executive VP and Senior Housing/Chief Investment Officer, replied:

“So really, if this portfolio were to make its way to our SHOP portfolio [RIDEA], we would be very happy.”

Months later, on December 19, 2024, Ventas released the following statement regarding the Brookdale Master Lease Agreement:

“The forty-four SHOP conversion communities will increase our SHOP footprint and expected growth rate by adding assets in markets that should support strong net absorption during the next few years. As we have in previous transitions, we expect to capture significant occupancy and NOI upside.

10 Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information, 2018 to 2024 quarterly documents. Revenue figures include other operating income.

11 Ventas, Inc. and Welltower Inc. 10-K filings, 2024.

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The agreements enable Ventas to accelerate the conversion of forty-four select large-scale senior housing communities with significant upside potential (the “SHOP Communities”) to its Senior Housing Operating Portfolio (“SHOP”) starting September 1, 2025, to grow its SHOP footprint in attractive markets and to increase its expected SHOP growth rate. Brookdale has agreed to cooperate in the transition process. The SHOP Communities represent a majority of the units covered by the current Master Lease.

The Company intends to leverage Ventas OITM and deploy its active asset management playbook to reach, and then exceed, market levels of occupancy and double the NOI over time. The playbook is expected to include engaging aligned, proven, local market-focused operators and refreshing the communities.” 12

UNLOCK REAL ESTATE VALUE

Upon monetizing the underperforming owned properties, reducing mortgage debt, and eliminating the leased portfolio, the remaining entity would be a pure play on the GoodCo owned properties, valued on NOI and capitalization rates, versus a senior housing operator, valued on lower EBITDA and EBITDA multiples.

Fueled by secular demographic tailwinds, and a supply/demand imbalance, revenues should continue to grow by mid-single digits, driven by occupancy rate and rent gains. While the Company’s weighted average occupancy rate (owned portfolio) was a dismal 78.6% in 4Q 2024, the historic high occupancy rate (owned and leased portfolios) was 89.0% in 4Q 2013, and the GoodCo occupancy rate (owned and leased communities greater than 75%) was in the high-80’s in 4Q 2024. And while NOI margins (owned portfolio) were a substandard 24.7% in 2024, NOI margins (owned and leased portfolios) were 36.5% in 2013.13

In light of favorable industry dynamics, the GoodCo owned properties should generate substantial revenue, occupancy rates in excess of 90%, significant NOI, NOI margins in excess of 30%, and meaningful free cash flow. And per the JLL Seniors Housing and Care Investor Survey and Outlook, and according to data from NIC MAP, average 4Q 2024 capitalization rates for seniors housing were 6.5% (Ventas and Welltower, which generate mid-80’s occupancy rates and approximately 30% NOI margins14, are afforded lower capitalization rates). Over the last 10 years, year-end capitalization rates bottomed out at 5.5% in 2021, peaked at 7.5% in 2016, and averaged 6.5%.15

12 Ventas, Inc., Ventas Reaches Mutually Beneficial Agreements with Brookdale Senior Living, December 19, 2024.

13 Brookdale Senior Living Inc., Corporate Overview – select financial information, as of December 31, 2013, Brookdale Senior Living Inc., Brookdale Senior Living Supplemental Information 4th Quarter 2024 and Brookdale Senior Living Inc., Investor Presentation, February 18, 2025, and Brookdale Senior Living Inc., 10-K filing 2013.

14 Ventas, Inc. and Welltower Inc. 10-K filings, 2024. NOI figures are adjusted for an assumed five percent management fee.

15 Jones Lang LaSalle Incorporated (JLL), Seniors Housing and Care Investor Survey and Trends Outlook, Spring 2025 and National Investment Center for Senior Housing and Care (NIC), NIC MAP Vision. Overall senior housing combines majority IL and majority AL properties. Data for the Market Fundamentals is representative of the top 31 primary metropolitan markets.

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Consequently, Ortelius believes that the GoodCo owned properties’ equity is worth billions of dollars – multiples of Brookdale’s current market capitalization.

REFRESH THE BOARD

We believe that stockholders support our drive for a new Board, and a new direction. Notably, Brookdale’s stock price rose 8% on heavy volume on March 5, 202516, following our nomination of six candidates for election to the Board, and jumped 9% on heavy volume on April 14, 202517, after Cindy Baier’s departure.

Ortelius’ independent director candidates, each with 25 to 35 years of experience in Senior Housing, Real Estate, REITs, Acquisitions/Divestitures, Financial Restructurings, Operational Restructurings, Turnarounds, Operations, Capital Markets, Investment Banking, and Stockholder Communications, are well-qualified to oversee our plan to build and unlock intrinsic value, and maximize stockholder value. Additionally, Ortelius’ nominees can provide leadership, and ensure operational stability.

After years of missteps and shortcomings, stockholders have lost confidence in the incumbent Board’s decision-making abilities, and the Board cannot be trusted to take decisive action, necessary after the vast destruction of stockholder value, and put stockholders first. In the coming weeks, Ortelius looks forward to providing additional details, and earning your support.

Sincerely,

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ortelius Advisors, L.P., a Delaware limited partnership (“OA”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

OA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

16 Bloomberg as of April 18, 2025. Stock price change represents the change from 12:02pm EST to 4pm EST.

17 Bloomberg as of April 18, 2025.

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The participants in the anticipated proxy solicitation are OA, Pangaea Ventures, L.P., a Delaware limited partnership (“Pangaea Ventures”), Ortelius Advisors GP I, LLC, a Delaware limited liability company (“OA GP”), Peter DeSorcy, Steven J. Insoft, Paula J. Poskon, Frank J. Small, Ivona Smith, Steven L. Vick, and Lori B. Wittman.

As of the date hereof, Pangaea Ventures directly owns 2,504,155 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, 1,000 shares of which are held in record name. OA, as the investment advisor and manager of Pangaea Ventures, beneficially owns the 2,504,155 shares of Common Stock owned by Pangaea Ventures. OA GP, as the general partner of Pangaea Ventures, beneficially owns the 2,504,155 shares of Common Stock owned by Pangaea Ventures. Mr. DeSorcy, as the control person of OA, beneficially owns the 2,504,155 shares of Common Stock owned by Pangaea Ventures. As of the date hereof, Messrs. Insoft, Small, and Vick and Mses. Poskon, Smith, and Wittman do not beneficially own any shares of Common Stock.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

Contacts

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Gagnier Communications

Dan Gagnier & Riyaz Lalani

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ortelius@gagnierfc.com

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